November 1, 2002

The Board of Trustees
Oppenheimer Multi Cap Value Fund
498 Seventh Avenue
New York, New York 10018

To the Board of Trustees:

         OppenheimerFunds,  Inc.  ("OFI")  hereby  offers  to  purchase  10,000  Class A shares,  100 Class B shares,  100  Class C shares,  100 Class N shares,  and 100 Class Y shares of  Oppenheimer  Multi Cap Value Fund (the "Fund") at a net asset value per share of $10.00 for each such class, for an aggregate purchase price of $104,000.

         In connection  with such purchase,  OFI  represents  that such purchase is made for  investment  purposes by OFI without any present  intention  of redeeming or selling such shares.

                                                     Very truly yours,

                                                     OppenheimerFunds, Inc.

                                                     /s/ Robert G. Zack

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                                                     Robert G. Zack
                                                     Senior Vice President and General
Counsel